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                                                                    Exhibit 10.2

                          [Digital Insight Letterhead]

October 8, 2001

Drew Hyatt
108 Lancaster Rd.
Walnut Creek, CA 94595

Dear Drew:

We are pleased to offer you the position with Digital Insight Corporation (the "Company" or "Digital Insight") of Senior Vice President, Internet Banking Client Services commencing on Monday October 15, 2001. In this capacity you will report to Dale Walker, President & Chief Operating Officer. You will be classified as an exempt, full time employee and receive an annual salary of $200,000, which will be paid in accordance with the Company's normal pay procedures. Also, Digital Insight will provide a non-recourse, interest-free loan of $171,760, to assist you with relocation expenses. The loan will be issued during the first payroll cycle after your start date and will be evidenced by a promissory note similar to the one attached hereto. The principal amount of the loan will be forgiven in equal annual amounts over a three (3) year period as specified in the terms and conditions of the promissory note. Additionally, you will be eligible to participate in the Company's 2002 executive incentive program with targeted bonus compensation equal to 50% of your annual salary subject to the terms and conditions of the program. For fiscal year 2002, you will receive a guaranteed minimum amount of $40,000, paid in equal quarterly amounts per the normal plan payout schedule. The amount of the bonus award beyond the guaranteed minimum amount is subject to the sole discretion of the Company Board of Directors, based upon performance targets for the Company.

In addition, the Company will reimburse you through its standard business expense process for the direct cost of moving household goods, including the cost of insuring those goods, up to a maximum of $8,000. Further, the cost of temporary housing up to $2,100 per month for three months and the reasonable cost of travel between Calabasas and Walnut Creek for you and your wife during the relocation process will be reimbursed through the standard business expense process, subject to the approval of the President & Chief Operating Officer as provided by that process.

Subject to Board approval, you will be granted a stock option to purchase 125,000 shares of Digital Insight Common Stock. The exercise price of the option will be the fair market value on your hire date, which is equal to the Nasdaq closing price of our stock on the previous trading day. The shares underlying the option will vest over a 48-month period with 25% vesting 12 months after your date of hire and 1/48th of the total grant vesting monthly thereafter. The stock option grant is subject to the terms and conditions of our stock option plan and will be documented separately by our standard stock option agreement. In the event of a "Change in Control" of the Company, 50% of the remaining unvested shares underlying your option as of that date will be immediately vested. As used in this offer, a "Change in Control" shall mean any of the following transactions to which the Company is a party:

     (i) a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (B) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

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     (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

     (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction. Notwithstanding the foregoing, in the event the acceleration of the vesting of your option upon a Change in Control would prevent an acquisition from being treated as a "pooling-of-interests" for financial accounting purposes by the surviving entity, and such treatment is a condition to the acquisition, the foregoing benefits will be equitably adjusted to the extent necessary to effectuate such pooling-of-interests treatment.

You will be eligible to receive Company benefits enjoyed by all Digital Insight employees in accordance with the eligibility terms and conditions of these programs. As an executive officer of the Company you will be exempt from the normal limits on paid time off that are defined in the Employee Handbook, and the Company will not accrue paid time off for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of the President/Chief Operating Officer. Participation in the Company's AXIS.ABLE Flex Benefits program will be effective on the first of the month following 30 days of employment. These programs will be reviewed with you in detail during your new hire orientation.

As a condition of your employment with Digital Insight, you will be required to sign an employee Nondisclosure Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As an employee of the Company, you will also be expected to abide by other Company rules, regulations and policies and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). Employment is also conditioned upon satisfactory results on a background investigation.

For purposes of federal immigration law, you will be required to provide proof of eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Digital Insight. It constitutes and expresses the entire agreement regarding your employment. Any previous promises, representations or understanding relative to any terms and conditions are not to be considered as part of this offer unless expressed here in writing. It is understood that employment is at the mutual consent of the employee and the Company. Accordingly, either the employee or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice, and without further obligation.

If your employment with the Company is terminated without "Cause" after three months but before twelve months of employment, the Company will provide salary and benefits continuation for a period of up to six (6) months from the termination date, ending no earlier than the one year anniversary of your date of hire. For purposes of the foregoing sentence, the term "Cause" shall mean:
(i) the conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company which adversely affects the Company in a material way; (iii) willful breach of the Company's rules, regulations and policies which adversely affects the Company in a material way; (iv) causing intentional damage to the

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Company's property or business; (v) conduct which constitutes gross insubordination; or (vi) habitual neglect of duties; provided that the action or conduct described in clauses (iii), (v) and (vi) above will constitute "Cause" only if such action or conduct continues after the Company has provided Employee with written notice thereof and a reasonable opportunity (to be not less than 30 days nor more than 90 days) to cure the same. For the above purposes, a termination by the Company without Cause includes a termination of employment by you within 30 days following the assignment of any duties to you which is inconsistent with, or reflecting a materially adverse change in, your position, duties, responsibilities or status with the Company.

To accept this offer, please sign and date this letter below and return it to me via fax at (818) 871-2939.

As you know Digital Insight is a growing company with a bright future. I am delighted to extend this offer to you, and look forward to working with you at Digital Insight.

Best regards,                            Acceptance:

/s/ Dawn M. Batey
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Dawn M. Batey                            /s/ Drew Hyatt
Vice President Human Resources           --------------------------------


                                         Date:  October 15, 2001
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                                PROMISSORY NOTE

   $                                                           , 2001
   -----------                                    -------------------

     FOR VALUE RECEIVED, the undersigned,      Drew Hyatt    (the "Maker"),
                                          ------------------
whose address is 108 Lancaster Road, Walnut Creek, CA  94595, promises to pay to
                 -------------------------------------------
the order of DIGITAL INSIGHT CORPORATION, a Delaware corporation (the "Lender" or "Company"), at its office at 26025 Mureau Road, Calabasas, California 91302 in lawful money of the United States, or at such other address as the holder hereof may from time to time designate in writing, the principal amount of _____ ($_____).

     This Note is non-recourse, interest free and matures on _______, 2004 (the "Maturity Date).

     The entire unpaid principal shall become due and owing on the Maturity Date. So long as Maker remains in Service of Lender on the dates set forth below, the unpaid balance (the "Amounts Forgiven"), shall be forgiven by Lender as follows:

          Date                                         Amounts Forgiven
          ----                                         ----------------

     _______________________________________, 2002  33.33% of the total principle
     _______________________________________, 2003  50% of the remaining principle
     _______________________________________, 2004  100% of the remaining principle

     For purposes of this Note, "Service" shall mean the performance of services for the Company or any parent or subsidiary corporation of the Company by Maker in the capacity of an employee or an independent consultant or advisor.

     Prior to the Maturity Date, in the event Maker voluntarily terminates his employment with Lender or is terminated for "Cause," the entire unpaid principal balance due upon the date of such termination (after taking into account the previous Amount(s) Forgiven) shall be immediately due and payable. In the event there is a "Change in Control" or Maker is terminated without "Cause," the entire unpaid principal shall be forgiven by Lender, and Maker shall have no further obligation under this Note. For purposes of this Note, the term "cause" shall mean: (i) the conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Lender which adversely affects Lender in a material way; (iii) willful breach of Lender's rules, regulations and policies which adversely affects Lender in a material way; (iv) causing intentional damage to the Company's property or business; (v) conduct which constitutes gross insubordination; or
(vi) habitual neglect of duties; provided that the action or conduct described in clauses (iii), (v) and (vi) above will constitute "Cause" only if such action or conduct continues after the Lender has provided Maker with written notice thereof and a reasonable opportunity (to be not less than 30 days nor more than 90 days) to cure the same. For the above purposes, a termination of employment by the Lender without Cause includes a termination of employment by Maker within 30 days following the assignment of any duties to Maker inconsistent with, or reflecting a materially adverse change in, Maker's position, duties, responsibilities or status with Lender.

     For purposes of this Note, the term "Change in Control" shall mean any of the following stockholder-approved transactions to which the Company is a party:

     (i) a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (B) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than

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            fifty percent (50%) of the total voting power of such entity immediately after such transaction;

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

     (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction. Notwithstanding the foregoing, in the event the acceleration of the vesting of your option upon a Change in Control would prevent an acquisition from being treated as a "pooling-of-interests" for financial accounting purposes by the surviving entity, and such treatment is a condition to the acquisition, the foregoing benefits will be equitably adjusted to the extent necessary to effectuate such pooling-of-interests treatment.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed in its name on the day and year first above written.

MAKER:


------------------------            ------------------------------------------
Drew Hyatt          Date            Chief Financial Officer               Date

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